Exhibit 99.1

NEWS RELEASE
Encore Energy Partners, LP Announces
            Sale of General Partner Interests

Houston, January 3, 2011 – Encore Energy Partners LP (NYSE: ENP) (“Encore” or "Partnership") today announced that on December 31, 2010 Vanguard Natural Resources, LLC (NYSE: VNR) (“Vanguard”) completed the acquisition of all of the general partner interest of Encore Energy Partners GP  LLC, (“ENP GP”) the general partner of Encore and 20,924,055 Encore common units, or approximately 46% of Encore’s outstanding common units pursuant to a purchase agreement with Denbury Resources Inc. (NYSE: DNR) (“Denbury”).  The purchase price consisted of $300 million in cash and approximately 3.14 million Vanguard common units were issued to Denbury.

In connection with the closing of the acquisition, on December 31, 2010, Phil Rykhoek, Tracy Evans, Robert Cornelius and Mark Allen resigned as directors of ENP GP. On the same date, Vanguard appointed four new directors to the board of directors of ENP GP: Scott W. Smith, Richard A. Robert, Britt Pence and Timothy Hauss.  Following the closing of the acquisition, the board of directors of ENP GP appointed Scott W. Smith as President and Chief Executive Officer and Richard A. Robert as Executive Vice President, Chief Financial Officer and Secretary of ENP GP.

Mr. Scott W. Smith, President and CEO of ENP GP commented, “We are excited about this acquisition and the prospect of managing a great set of assets for the long-term benefit of the Encore unitholders.”

Pursuant to a services agreement, Vanguard will provide certain general and administrative services to the Partnership in exchange for a quarterly fee of $2.06 per barrel of oil equivalent, or BOE, of Encore’s total net oil and gas production for the most recently-completed quarter, which fee is paid by the Partnership (the “Administrative Fee”).  The Administrative Fee is subject to certain index-related adjustments on an annual basis.  Encore is also obligated to reimburse Vanguard for all third-party expenses it incurs on behalf of Encore.  These terms are identical to the terms under which Denbury provided administrative services to the partnership prior to the acquisition.

About Encore Energy Partners LP

Encore Energy Partners LP is a publicly traded master limited partnership with assets primarily consisting of producing and non-producing oil and natural gas properties in the Big Horn Basin in Wyoming and Montana, the Williston Basin in North Dakota and Montana, the Permian Basin in West Texas and New Mexico, and the Arkoma Basin in Arkansas and Oklahoma. More information on Encore can be found at www.encoreenp.com.

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of natural gas and oil properties. The Company's assets consist primarily of producing and non-producing natural gas and oil reserves located in the southern portion of the Appalachian Basin, the Permian Basin in West Texas and New Mexico, South Texas and Mississippi. More information on Vanguard can be found at www.vnrllc.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the federal securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include but are not limited to statements about the acquisition announced in this press release. These statements are based on certain assumptions made by the Partnership based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for oil, natural gas and natural gas liquids, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Partnership's reports filed with the Securities and Exchange Commission. Please see "Risk Factors" in the Partnership's public filings.

Any forward-looking statement speaks only as of the date on which such statement is made and the Partnership undertakes no obligation to publicly correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT:
Encore Energy Partners, LP
Lisa Godfrey, 832-327-2234
enpir@vnrllc.com